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                                                                    EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 16th day of March, 1999 by and between KENNETH V. HUSEMAN, 3900 Baybrook Court, Midland, Texas 79707, (the "Executive"), and SIERRA WELL SERVICE, INC., a Delaware corporation with its principal offices at 406 N. Big Spring, Midland, Texas 79701 (the "Company").

                                    Recitals

         The Company desires to employ the Executive as the President and Chief Executive Officer of the Company and the Executive desires to work for the Company in such capacities.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1. Employment; Term.

         (a) The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, as the Company's President and Chief Executive Officer, such employment to commence as of May 1, 1999 (the "Commencement Date") and to continue until the close of business on April 30, 2004, unless sooner terminated in accordance herewith (the "Employment Period").

         (b) The Executive shall have the responsibilities, duties and authority commensurate with his positions as the President and Chief Executive Officer of the Company, including without limitation the usual duties of a President and Chief Executive Officer and those duties of President and Chief Executive Officer, if any, set forth in the Company's bylaws and will be responsible, subject to the further direction of the Chairman of the Board and the Board of Directors of the Company (the "Board"), for participating in the management and direction of the Company's business and operations. The Executive will, if elected, serve as a director of the Company and its subsidiaries and perform all duties incident to such positions and such specific other tasks as may from time to time be assigned to him by the Chairman of the Board or the Board.

         (c) The Executive will devote his full time and his best efforts to the business and affairs of the Company and its subsidiaries; provided, however, that nothing contained in this Section 1 shall be deemed to prevent or limit the Executive's right to: (i) make investments in the securities of any publicly-owned corporation; or (ii) make any other investments with respect to which he is not obligated or required to, and to which he does not in fact, devote substantial managerial efforts which materially interfere with his fulfillment of his duties hereunder; or (iii) to serve on boards of directors and to serve in such other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld or delayed.

         (d) The principal location at which the Executive will substantially perform his duties will be the Company's offices at 406 N. Big Spring, Midland, Texas 79701.


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2. Salary; Bonuses; Expenses.

         (a) During the Employment Period, the Company will pay base compensation to the Executive at the annual rate of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly.

         (b) The Company will additionally pay a commencement bonus to the Executive in the total amount of One Hundred Thousand and No/100 Dollars ($100,000) (the "Commencement Bonus"), payable in four (4) semiannual installments of $25,000 each on May 1, 1999, November 1, 1999, May 1, 2000, and November 1, 2000, respectively.

         (c) The Company will further pay an annual incentive bonus to the Executive in an amount not less than Fifty Thousand and No/100 Dollars ($50,000) and not more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000) per year, and otherwise determined in accordance with the performance criteria set forth on Schedule 2(c) attached hereto and made a part hereof (the "Annual Incentive Bonus"), payable in arrears commencing May 1, 2000 for each calendar year of employment hereunder (prorated to reflect the actual number of months of employment by Executive in the applicable calendar year).

         (d) The Executive shall be reimbursed by the Company for reasonable travel, lodging, meal and other expenses incurred by him in connection with performing his services hereunder in accordance with the Company's policies from time to time in effect.

3. Bonus Stock. Subject to all of the other terms and conditions of this Agreement, and in addition to the monetary compensation set forth in Section 2 hereof, the Company agrees to issue to the Executive during the Employment Period Common Stock (as defined in Section 5(c)) of the Company totaling up to four percent (4%) of the sum of (a) the issued and outstanding Common Stock (hereinafter defined) of the Company as of the date of this Agreement, plus (b) any Common Stock which may hereafter be issued by the Company to Enron Capital & Trade Resources Corp., or its designees (collectively, "Enron"), including without limitation Joint Energy Development Investments Limited Partnership and Joint Energy Development Investments II Limited Partnership, in connection with the extension, renewal, and modification of the Company's existing credit facility with Enron or its Affiliates substantially on the terms set forth in that certain Term Sheet dated as of March 10, 1999 (accepted as of March 15,
1999), between Enron Capital & Trade Resources Corp. and the Company or on such other terms as may be mutually acceptable to those parties and the Executive (any such extension, renewal, and modification so effectuated being hereinafter referred to as the "Enron Loan Modification") (all such stock to be so issued to the Executive pursuant to this Section 3 being hereinafter referred to as the "Bonus Stock"), as follows.

         (a) The Company shall issue one-half (1/2) of the Bonus Stock to the Executive on or before sixty (60) days following the Commencement Date;



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         (b)      The Company shall issue the remaining one-half (1/2) of the
                  Bonus Stock to the Executive in equal one-fifth (1/5) proportions on each of the next five (5) ensuing anniversary dates of the Commencement Date, starting May 1, 2000 and continuing through May 1, 2004 when the entirety of the Bonus Stock shall have been issued;

         (c) Contemporaneously with the execution and delivery of this Agreement, but effective as of the Commencement Date, the Company and the Executive are entering into a shareholder agreement that is substantially identical in form and substance to that attached hereto as Exhibit A (the "Shareholder Agreement"). All Bonus Stock issued by the Company pursuant to this Agreement shall be issued expressly subject to the terms, provisions, and conditions of the Shareholder Agreement;

         (d) The Company shall from time to time, as may be necessitated by issuances of Common Stock in the Company to Enron pursuant to the Enron Loan Modification, issue such additional shares of its Common Stock to the Executive as may be necessary to maintain his ownership of Common Stock in the Company in accordance with the above specified percentages of ownership as of any applicable time;

         (e) The Executive likewise shall from time to time, in connection with any reacquisitions by the Company of its Common Stock from Enron pursuant to the Enron Loan Modification, surrender to the Company, without cost to the Company, such shares of the Bonus Stock as may be requisite to prevent the Executive's percentage of ownership of the equity of the Company by virtue of the Bonus Stock from exceeding at any given time the percentages of ownership prescribed in this Section 3; and

         (f) Except as contemplated above regarding issuances of Common Stock by the Company to Enron in connection with the Enron Loan Modification, no preemptive or anti-dilutive rights shall exist in favor of the Executive or any other owner of the Bonus Stock with respect to issuances of capital stock or other equity by the Company following the date of this Agreement.

4. Benefit Plans; Vacations. In connection with the Executive's employment hereunder, he shall be entitled during the Employment Period (and thereafter to the extent provided in Section 5(f) hereof) to the following additional benefits:

         (a) At the Company's expense, such fringe benefits, including without limitation group medical and dental, life, executive life, accident and disability insurance and retirement plans and supplemental and excess retirement benefits, as the Company may provide from time to time for its senior management, but in any case, at least the benefits described on Exhibit B hereto.

         (b) The Executive shall be entitled to no less than the number of vacation days in each calendar year determined in accordance with the Company's vacation policy as in effect from time



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to time, but not less than twenty-one (21) days in any calendar year (prorated in any calendar year during which he is employed hereunder for less than the entire year in accordance with the number of days in such calendar year in which he is so employed). The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

         (c) The Executive shall be entitled to receive an allowance of $1,000 per month, plus reimbursement for the costs of fuel incurred by the Executive, in connection with the use of his automobile during the Employment Period.

         (d) Nothing herein contained shall preclude the Executive, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may from time to time in its sole and absolute discretion make available generally to its personnel, or for personnel similarly situated, but the Company shall not be required to establish or maintain any such program or plan except as may be otherwise expressly provided herein.

5. Termination, Change of Control and Reassignment of Duties.

         (a) Termination by Company. The Company shall have the right to terminate the Executive's employment under this Agreement for Cause (as defined below) at any time without obligation to make any further payments of any kind or issue any further Bonus Stock to the Executive hereunder. The Company shall have the right to terminate the Executive's employment for any reason other than for Cause only upon at least ninety (90) days prior written notice to him, except as otherwise provided in Section 5(b), which Section shall apply in the event the Executive becomes unable to perform his obligations hereunder by reason of Disability (as defined below). In the event the Company terminates the Executive's employment hereunder for any reason other than for Cause or Disability, then for the purpose of effecting a transition during the ninety
(90) day notice period of the Executive's management functions from the Executive to another person or persons, during such period the Company may reassign the Executive's duties hereunder to another person or other persons. Such reassignment shall not reduce the Company's obligations hereunder to make salary, bonus and other payments to the Executive, to issue any further Bonus Stock to the Executive, and to provide to him any other benefits which may be expressly required under this Agreement during the remainder of his employment and following the termination of his employment, including without limitation the use of his office and secretarial services during the remainder of his employment.

         As used in this Agreement, the term "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than (A) any such willful or continued failure resulting from this incapacity due to physical or mental illness or physical injury or (B) any such actual or anticipated failure after the issuance of a notice of termination by the Executive for Good Reason (as defined below), after demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties); or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily



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or otherwise; or (iii) the conviction of a felony by a court of competent jurisdiction; or (iv) the inability of the Executive to perform his duties hereunder for a period twelve (12) or more consecutive months due to injunctive or other equitable relief issued at the instance or request of a third party by a court of competent jurisdiction prohibiting the employment of the Executive by the Company as its President and Chief Executive Officer (notwithstanding the good faith efforts of the Company pursuant to Section 19 to contest any such proceedings) (an "Employment Prohibiting Order"). For purposes of this paragraph, no act, or failure to act on the part of the Executive shall be considered "willful" unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause unless (A) reasonable notice shall have been given to him setting forth in detail the reasons for the Company's intention to terminate for Cause, and if such termination is pursuant to clause (i) or (ii) above and any damage to the Company is curable, only if the Executive has been provided a period of ten (10) business days from receipt of such notice to cease the actions or inactions, and he has not done so; (B) an opportunity shall have been provided for the Executive, together with his counsel, to be heard before the Board; and (C) if such termination is pursuant to clause (i) or (ii) above, delivery shall have been made to the Executive of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board (excluding the Executive) he was guilty of conduct set forth in clause (i) or (ii) above, and specifying the particulars thereof in detail.

         (b) Termination upon Disability and Temporary Reassignment of Duties Due to Disability.

         (i) If the Executive becomes totally and permanently disabled during the Employment Period so that he is unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury (A) for a period of ninety (90) consecutive days, or (B) for an aggregate of ninety (90) days during any period of twelve (12) consecutive months ("Disability"), then the term of the Executive's employment hereunder may be terminated by the Company within sixty (60) days after the expiration of said ninety (90) day period (whether consecutive or in the aggregate, as the case may be), said termination to be effective ten (10) days after written notice to the Executive. In the event the Company shall give a notice of termination under this Section 5(b)(i), then the Company may reassign the Executive's duties hereunder to another person or other persons. Such reassignment shall not reduce the Company's obligations hereunder to make salary, bonus and other payments to the Executive, to issue Bonus Stock to the Executive, and to provide to him any other benefits which may be expressly required under this Agreement during the remainder of his employment and following the termination of his employment.

         (ii) During any period that the Executive is totally disabled such that he is unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury, as determined by a physician chosen by the Company and reasonably acceptable to the Executive (or his legal representative), the Company may reassign the Executive's duties hereunder to another person or other persons, provided if the Executive shall again be able to perform his obligations hereunder, all such duties shall again be the Executive's duties. The cost of any examination by such



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physician shall be borne by the Company. Notwithstanding the foregoing, if the
Executive has been unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury for a period of ninety
(90) consecutive days or an aggregate of ninety (90) days during any period of twelve (12) consecutive months, then a determination by a physician of disability will not be required prior to any such reassignment. Any such reassignment shall not be a termination of employment and in no event shall such reassignment reduce the Company's obligation to make salary, bonus and other payments to the Executive, to issue Bonus Stock to the Executive, and to provide to him any other benefits which may be expressly required under this Agreement during the remainder of his employment and following the termination of his employment.

         (c) Termination by Executive. The Executive's employment may be terminated by him by giving written notice to the Company as follows: (i) at any time by notice of at least thirty (30) days; (ii) at any time by notice for a Good Reason, effective upon giving such notice; (iii) at any time, if his health should become impaired, provided he has obtained a written statement from a qualified doctor to such effect, effective upon giving such notice; or (iv) at any time following, but prior to the first anniversary of, a Change of Control (as defined below), effective upon giving such notice. In the event of a termination by the Executive of his employment, the Company may reassign the Executive's duties hereunder to another person or other persons. Any such termination of employment by Executive, shall, except as otherwise expressly provided in this Agreement, terminate the Company's obligations to make salary, bonus, and other payments to the Executive, to issue any further Bonus Stock to the Executive, and to provide other benefits to him following such termination.

         As used herein, a "Good Reason" shall mean any of the following:

         (A) Failure of the Board to elect the Executive as President and Chief Executive Officer of the Company, or his removal from the office of President and Chief Executive Officer of the Company, provided that such failure or removal is not in connection with a termination of the Executive's employment hereunder for Cause in accordance with Section 5(a) or for Disability in accordance with Section 5(b) and provided further that any notice of termination hereunder shall be given by the Executive within ninety (90) days of such failure or removal.

         (B) Material change by the Company in the Executive's authority, functions, duties or responsibilities as President and Chief Executive Officer of the Company (including without limitation material changes in the control or structure of the Company) (which would cause his position with the Company to become of less responsibility, importance, scope or dignity than his position as of the Commencement Date, provided that (I) such material change is not in connection with a termination of Executive's employment hereunder for Cause in accordance with Section 5(a), (II) such material change is not made in accordance with Section 5(a) following a termination of Executive's employment by the Company other than for Cause or Disability, (III) such material change is not made in accordance with Section 5(b) pertaining to disability, including without limitation the time period restrictions applicable thereunder, and (IV) any notice of termination



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hereunder shall be given by him within ninety (90) days of when he becomes aware of such change; or

         (C) Failure by the Company to comply with any provision of Section 1, 2, 3, 4, 8, 19 or 20 of this Agreement, which has not been cured within fifteen
(15) days after notice of such noncompliance has been given by the Executive to the Company, provided any notice of termination hereunder shall be given by the Executive within ninety (90) days after the end of such fifteen (15) day period;

         (D) Failure by the Company to obtain an assumption of this Agreement by a successor in accordance with Section 14 unless payment or provision for payment and provision for continuation of benefits under this Agreement have been made in a manner permitted by Section 5; and

         (E) Any purported termination by the Company of the Executive's employment which is not effected in accordance with the terms of this Agreement, including without limitation pursuant to a notice of termination not satisfying the requirements set forth herein (and for purposes of this Agreement no such purported termination by the Company shall be effective), which has not been cured within ten (10) days after notice of such non-conformance has been given by the Executive to the Company, provided any notice of termination hereunder shall be given by the Executive within thirty (30) days of receipt of notice of such purported termination.

         As used herein, a "Change of Control" means that any of the following events has occurred:

         (I) Any person (as defined in Section 3(a)(9) of the 1934 Act (or any successor provision), other than Southwest Royalties Holdings, Inc. or its Affiliates (hereinafter defined), the Company, or Enron or its Affiliates, is the beneficial owner directly or indirectly of more than fifty percent (50%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the 1934 Act (or any successor provision), or otherwise becomes entitled to vote more than fifty percent (50%) of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company, or in any event such lower percentage as may at any time be provided for in any similar provision for any director or officer of the Company or of any subsidiary approved by the Board;

         (II) If the Company is subject to the reporting requirements of Section 13 or 15(d) (or any successor provision) of the 1934 Act, any person (as defined in Section 3(a)(9) of the 1934 Act), other than Southwest Royalties Holdings, Inc. or its Affiliates, the Company, or Enron or its Affiliates shall purchase shares pursuant to a tender offer or exchange offer to acquire Common Stock of the Company (or securities convertible into or exchangeable for or exercisable for common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the 1934 Act (or any successor provision) or such lower percentage as may at any time be provided



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for in any similar provision for any director or officer of the Company or of any subsidiary approved by the Board;

         (III) The stockholders or the Board shall have approved any consolidation or merger of the Company in which (1) the Company is not the continuing or surviving corporation unless such merger is with an entity at least eighty percent (80%) of the Voting Power of which is held by the Southwest Royalties Holdings, Inc. or its Affiliates, the Company, or Enron or its Affiliates; or (2) the holders of the Company's shares of Common Stock of the Company immediately prior to such merger or consolidation would not be the holders immediately after such merger or consolidation of at least a majority of the Voting Power of the Company or such lower percentage as may at any time be provided for in any similar provision for any director or officer of the Company or of any Subsidiary approved by the Board; or

         (IV) The Company shall have consummated any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

         As used in this Agreement, "Common Stock" means the common stock of the Company as it shall be constituted from time to time entitling the holders thereof to share generally in the distribution of all assets available for distribution to the Company's stockholders after the distribution to any holders of capital stock with preferential rights.

         (d) Severance Compensation.

         (i) Termination for Good Reason or Other than for Cause. In the event the Executive's employment hereunder is terminated (A) by the Executive for a Good Reason or (B) the Company other than for Cause, the Executive, in addition to any other benefits provided for in this Section 5, shall be entitled immediately to any remaining unpaid portion of the Commencement Bonus and, in addition, to severance compensation in an aggregate amount equal to the product of (I) one-twelfth of his Base Salary times (II) the lesser of (A) thirty-six
(36) or (B) the number of full calendar months remaining in the Employment Period but for such termination, payable in substantially equal monthly installments (in the number determined under Part (II) of the formula immediately above) commencing at the end of the calendar month in which the termination date occurs; provided, however, that if the Executive's employment is terminated following a Change of Control or is terminated by the Company other than for Cause in anticipation of a Change of Control, the severance compensation referred to above shall be payable in one lump sum on the date of such termination.

         (ii) Termination following Disability. In the event the Executive's employment should be terminated by the Company as a result of Disability in accordance with Section 5(b) hereof, then the Executive shall be entitled, in addition to the any other benefits provided for in this Section 5, to severance compensation in an aggregate amount equal to the product of (A) one-twelfth of his Base Salary times (B) the lesser of (I) eighteen (18) or (II) the number of full calendar months remaining in the Employment Period but for such termination, payable in substantially equal monthly



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installments (in the number determined under Part (B) of the formula immediately above) commencing at the end of the calendar month in which the termination date occurs, reduced by the amount of any disability insurance proceeds actually paid to the Executive or for his benefit during the said time period.


         (e) Effect of Termination or Change of Control upon Equity
Compensation.

         (i) In the event the Executive's employment hereunder is terminated by the Company for any reason other than for Cause, or in the event the Executive should terminate his employment for Good Reason, then, effective upon the date such termination is effective, the Executive shall be entitled to immediately receive any Bonus Stock then remaining unissued under Section 3.

         (ii) In the event the Executive's employment hereunder is terminated by the Company for Cause, then effective upon the date such termination is effective, any Bonus Stock then remaining unissued by the Company to the Executive under Section 3 shall be automatically forfeited by the Executive. Additionally, if such termination is due to an Employment Prohibiting Order, the Executive shall likewise automatically forfeit and relinquish to the Company any Bonus Stock theretofore issued by the Company to or in favor of the Executive.

         (iii) In the event of the Executive's death while employed or in the event that the Executive's employment should terminate as a result of Disability, then any Bonus Stock then remaining unissued for the year (and only for the year) in which such death or Disability occurs shall be issued to the Estate of the Executive, with forfeiture of rights to any unissued Bonus Stock in ensuing years.

         (f) Continuation of Benefits etc.

         (i) Subject to Section 5(f)(ii) hereof, in the event that Executive's employment hereunder is terminated by the Executive for a Good Reason or by the Company other than for Cause, the Executive shall continue to be entitled to the benefits that the Executive was receiving or to which the Executive was entitled as of the date immediately preceding the applicable termination date pursuant to
Section 4 hereof at the Company's expense for a period of time following the termination date ending on the first to occur of (I) April 30, 2004, (II) the third anniversary of the termination date or (III) the date on which the Executive commences full-time employment by another employer, but only if and to the extent the Executive is eligible to receive through such other employer benefits which are at least equivalent on an aggregate basis to those benefits the Executive was receiving or to which the Executive was entitled under Section 4 hereof as of immediately preceding the applicable termination date. If because of limitations required by third parties or imposed by law, the Executive cannot be provided such benefits through the Company's plans, then the Company will provide the Executive with substantially equivalent benefits, on an aggregate basis, at the Company's expense. For purposes of the determination of any benefits which require a particular period of employment by the Company and/or the attainment of a particular age while employed by the



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Company in order to be payable, the Executive shall be treated as having continued in the employment of the Company during such period of time as the Executive is entitled to receive benefits under this Section 5(f). At such time as the Company is no longer required to provide the Executive with life and/or disability insurance, as the case may be, the Executive shall be entitled at the Executive's expense to convert such life and disability insurance, as the case may be, except if and to the extent such conversion is not available from the provider of such insurance.

         (ii) In the event the Executive's employment is terminated following a Change of Control or is terminated by the Company other than for Cause in anticipation of a Change of Control, the Company shall pay to the Executive, in lieu of providing the benefits contemplated by Section 5(f)(i) above, an amount in cash equal to the aggregate reasonable expenses that the Company would incur if it were to provide such benefits for a period of time following the termination date ending on the earlier of (I) April 30, 2004 or (II) the third anniversary of the termination date, which amount shall be paid in one lump sum on the date of such termination.

         (g) Accrued Compensation. In the event of any termination of the Executive's employment for any reason, the Executive (or his estate) shall be paid such portion of his Base Salary and bonuses as has accrued (including without limitation as provided below) by virtue of his employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid. Such amounts shall be paid within ten (10) days of the termination date. The amount due to the Executive (or his estate) under this Section 5(g) in payment of any bonus, including without limitation the Commencement Bonus in
Section 2(b) and the Annual Incentive Bonus in Section 2(c), shall be a proportionate amount of the bonus that would next be payable to him and would otherwise have been due to the Executive if such termination had not occurred and such bonus had been fully earned, and which proportion shall be based on the number of elapsed days in the applicable bonus period prior to the termination date and in which the termination date occurs.

         (h) Resignation. If the Executive's employment hereunder shall be terminated by him or by the Company in accordance with the terms set forth herein, then effective upon the date such termination is effective, he will be deemed to have resigned from all positions as an officer and director of the Company and of any of its Subsidiaries, except as the parties (or with respect to positions with a Subsidiary, the Executive and such Subsidiary) may otherwise agree.

6. Limitation on Competition. During the Employment Period and for a period of three (3) years thereafter, in the event of termination of the Executive's employment hereunder for any reason other than (a) following a Change of Control, or (b) by the Executive for a Good Reason or (c) by the Company other than for Cause, (i) the Executive shall not, directly or indirectly, without prior written consent of the Board, participate or engage in, whether as a director, officer, employee, advisor, consultant, stockholder, partner, joint venturer, owner or in any other capacity (other than as an outside attorney or investment banker), in the business of operating oil and gas pulling units or workover rigs or of completing, servicing, maintaining, or repairing oil and gas wells, or



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removing, transporting, or disposing of liquid wastes produced therefrom in competition with the Company or any of its Subsidiaries in any county in the United States in which the Company or any Subsidiary has conducted business during the Employment Period (a "Competing Enterprise"); provided, however, that the Executive shall not be deemed to be participating or engaging in any such business solely by virtue of his ownership of not more than five percent (5%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market; and (ii) the Executive shall not, directly or indirectly solicit, raid, entice or otherwise induce any employee of the Company or any of its Subsidiaries to be employed by a Competing Enterprise.

7. Enforceability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

8. Legal Expenses. The Company shall pay the Executive's reasonable fees for legal and tax advice and other related expenses associated with the negotiation and completion of this Agreement. The Company shall also pay the Executive's reasonable fees for legal and other related expenses associated with any disputes arising hereunder or under the Shareholder Agreement if a court of competent jurisdiction shall render a final judgement in favor of the Executive on the issues in such dispute, from which there is no further right of appeal. If it shall be determined in such judicial adjudication that the Executive is successful on some of the issues in such dispute, but not all, then the Executive shall be entitled to receive a portion of such legal fees and other expenses as shall be appropriately prorated.

9. Notices. All notices which the Company is required or permitted to give to the Executive shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Executive at the address referred to above, or at such other place as the Executive may from time to time designate in writing, or by personal delivery, and to counsel for the Executive as may be requested in writing by the Executive from time to time. All notices which the Executive is required or permitted to give to the Company shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Company at the address set forth above, or at such other address as the Company may from time to time designate in writing, or by personal delivery, and to counsel for the Company as may be requested in writing by the Company. A notice will be deemed given upon the mailing thereof or delivery to an overnight courier for delivery the next business day, except for a notice of change of address, which will not be effective until receipt, and except as otherwise provided in Section 5(a).

10. Waivers. No waiver by either party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

11. Headings; Other Language. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, as the context may require, the singular includes the plural and the singular, the masculine gender includes both male and female reference, the word "or" is used in the inclusive sense and the words "including", "includes", and "included" shall not be limiting.

12. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

13. Agreement Complete; Amendments Effective as of the Commencement Date, this Agreement, together with the exhibits and schedules hereto and any other written agreements, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by both of the parties hereto, provided, however, that the immediately foregoing provision shall not prohibit the termination of rights and obligations under this Agreement which termination is made in accordance with the terms of this Agreement.

14. Benefit and Binding Nature/Nonassignability. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the respective parties hereto. This Agreement and the rights and obligations hereunder are personal to the Company and the Executive and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, except as contemplated hereby; provided however in the event of the merger or consolidation of the Company, whether or not the Company is the surviving or resulting corporation, the transfer of all or substantially all of the assets of the Company, or the voluntary or involuntary dissolution of the Company, then the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this Agreement and the Company shall take all actions necessary to insure that such corporation, transferee or transferees are bound by the provisions of this Agreement, and provided, further, this Agreement shall inure to the benefit of the Executive's estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees. Notwithstanding the foregoing provisions of this Section 14, the Company shall not be required to take all actions necessary to insure that a transferee or transferees of the Company's assets are bound by the provisions of this Agreement and such transferee or transferees of the Company's shall not be bound by the obligations of the Company under this Agreement if the Company shall have (a) paid to the Executive or made provision satisfactory to the Executive for payment to him of all amounts which are or may become payable to him hereunder in accordance with the terms hereof and (b) made provision satisfactory to the Executive for the continuance of all benefits required to be provided to him in accordance with the terms hereof.

15. Governing Law. This Agreement will be governed and construed in accordance with the law of Texas applicable to agreements made and to be performed entirely within such state, without giving effect to the conflicts of laws principles thereof.

16. Survival. The provisions of Sections 3, 5(d), (e), (f), (g) and (h), 6, 7, 8, 19, 20 and 21 hereof and the Shareholder Agreement shall survive the termination of the Executive's employment as continuing and separate agreements between the parties; provided, however, that a termination pursuant to Section 21 shall automatically terminate and extinguish all rights and obligations of the parties under this Agreement.

17. Certain Definitions. As used herein, (a) the term "Subsidiaries" shall mean all corporations in which a majority of the capital stock entitling the holder thereof to vote is owned by the Company or a Subsidiary; and (b) the term "Affiliates" shall mean any person, corporation, subsidiary, partnership, or other business entity which, whether directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any applicable entity.

18. Interpretation. The Company and the Executive each acknowledge and agree that this Agreement has been reviewed and negotiated by such party and its or his counsel, who have contributed to its revision, and the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it.

19. Certain Representations, Warranties, and Covenants.

         (a) As a material inducement to the Company to employ the Executive hereunder, and as representations, warranties, and covenants which shall survive any termination of this Agreement, the Executive represents, warrants, and covenants to and with the Company that (i) the Employment Agreement (the "Key Employment Agreement") dated December 15, 1998, between the Executive and Key Energy Group, Inc. ("Key") and the exhibits thereto, and the Policy Regarding Acquisition, Ownership and Disposition of Company Securities of Key (the "Key Policy"), copies of which have been provided to the Company, are all contracts or agreements, whether written or oral, between such parties relating to the Executive's employment by Key and have not been modified, supplemented, or amended in any respect, (ii) the Executive has not misrepresented and, for the duration of his employment with Key, will not misrepresent, to Key in any material respect any aspect of the negotiations and dealings between the Executive and the Company leading up to this Agreement,(iii) this Agreement and the Executive's performance of his duties hereunder do not and will not conflict with, violate, or constitute a breach of any other contracts or agreements, whether written or oral, to which the Executive is a party or by which he is bound, including, without limitation, the Key Employment Agreement and the Key Policy, and (iv) the Executive will indemnify and hold the Company harmless from and against any and all lawful claims and causes of action (including reasonable attorneys' fees and other expenses of litigation) asserted and ultimately established against the Company by third parties arising from, based upon, or due to the breach or inaccuracy of any of the foregoing representations, warranties, and covenants of or by the Employee.

         (b) As a material inducement to the Executive to accept employment by the Company hereunder, and as representations, warranties, and covenants which shall survive any termination of this Agreement, the Company, in reliance upon the foregoing representations, warranties, and covenants of the Executive, represents, warrants, and covenants to and with the Executive that: (i) this Agreement and the Company's performance of its duties have been duly and properly authorized by all necessary corporate action on the part of the Company and do not and will not conflict with, violate, or constitute a breach of any other contracts or agreements, whether written or oral, to which the Company is a party or by which he is bound, (ii) the Company has not asked and will not ask or expect the Executive to use or disclose in his employment under this Agreement any trade secrets or other confidential information of his prior employers (including, without limitation, Key) that is prohibited from use or disclosure under applicable law, and (iii) the Company will indemnify, defend, and hold the Executive harmless from and against any and all claims and causes of action (including reasonable attorneys' fees and other expenses of litigation) asserted by third parties against the Executive arising from, based upon, or due to (A) the breach or inaccuracy of any of the foregoing representations, warranties, and covenants of or by the Company or (B) the establishment of an employment relationship between the Executive and the Company pursuant to this Agreement.

         (c) In the event of any claim, demand, suit, or proceeding involving a third party with respect to which indemnity may be sought by one party to this Agreement (for purposes of this Section, the "Indemnified Party") against the other (for purposes of this Section, the "Indemnifying Party"), the Indemnified Party will give proper written notice thereof to the Indemnifying Party, which shall state specifically the representation, warranty, covenant, or agreement with respect to which indemnification is sought, and the Indemnifying Party shall within fifteen (15) days of the receipt of such notice by registered or certified mail advise the Indemnified Party of the extent, if any, to which it will contest the same (which it shall be entitled to do at its own expense through representatives of its own choice). The Indemnifying Party will not, in defense of any such claim, demand, suit or proceeding, except with the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect thereof. The Indemnified Party may, but shall not be required to, at its expense, join in such contest through representatives of its own choice. To the extent that the Indemnifying Party:

                  (i) fails to give such advice within the fifteen (15) day period aforesaid;

                  (ii) advises that it will not contest such claim, demand, suit, or proceeding; or

                  (iii) fails to contest such claim, demand, suit, or proceeding, promptly, diligently, and in good faith, the Indemnified Party shall have the right at its discretion, to pay, compromise, or defend the same and, as to such claim, the Indemni fied Party shall be indemnified in full by the Indemnifying Party on demand as incurred with respect to out-of-pocket expenses incurred by the Indemnified Party and, to the extent not paid directly to such third parties by the Indemnifying Party, on demand at the time of payment by the Indemnified Party to such third parties. If the Indemnifying Party disputes its liability with respect to a claim or an amount thereof, then such dispute shall be settled pursuant to the mediation and arbitration procedures set forth in Section 20 of this Agreement.

         20. Mediation and Arbitration. (a) Any dispute between the Company and the Executive arising under or in connection with, concerning, or relating to this Agreement shall be resolved under the mediation and binding arbitration procedures outlined in this Section 20. The parties will first attempt in good faith to resolve all disputes by negotiations between persons having authority to settle the controversy. If any party believes further negotiations are futile, such party may initiate the mediation process by so notifying the other party in writing. The parties shall then attempt in good faith (and employing persons with authority to settle the controversy) to resolve the dispute by mediation in Midland, Texas in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes, as such procedure may be modified by written agreement of the Parties.

         (b) If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiating the mediation process, the dispute shall be finally resolved through binding arbitration. The arbitration proceeding shall be held in Midland, Texas, shall be governed by Texas law, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be before a three-person panel of neutral arbitrators, consisting of persons from any of the following categories: (i) attorneys having practiced in the area of commercial law for at least ten (10) years; and (ii) retired judges at the United States District Court or a Texas or United States appellate court level. The AAA shall submit a list of persons meeting the criteria outlined above and the parties shall select the arbitration panel from the list in the manner established by the AAA. The arbitrators shall conduct a hearing no later than thirty (30) days after submission of the matter to arbitration and a decision shall be rendered by the arbitrators within thirty (30) days of the hearing. At the hearing the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitration panel shall consider any evidence and testimony which it deems to be relevant, in accordance with the procedures that it determines to be appropriate. Any award entered in the arbitration shall be made within fifteen
(15) days of the arbitrators' decisions. The final decision of the arbitrators shall be binding upon the parties and non-appealable, may be filed in any court of competent jurisdiction and enforced by any party as a final judgment of such court, and may include such award of costs and attorneys' fees as the arbitrators determine appropriate.

         21. Special Contingency. Any provisions of this Agreement to the contrary notwithstanding, the Company and the Executive expressly agree that, if, for any reason, the instruments and documents effectuating the Enron Loan Modification shall not have been fully executed and delivered by the Commencement Date, this Agreement shall automatically terminate and neither the Company nor the Executive shall have any further rights, obligations, or liabilities hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             SIERRA WELL SERVICE, INC.


                                             By: /s/ Bill E. Coggin
                                                --------------------------------

                                             Printed Name: Bill E. Coggin
                                                          ----------------------

                                             Title: Vice President
                                                   -----------------------------


                                               /s/ KENNETH V. HUSEMAN
                                             -----------------------------------
                                             KENNETH V. HUSEMAN